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                                                                     EXHIBIT 3.6

[LETTERHEAD OF SMITH MANDEL & ASSOCIATES, LLP]



April 7, 2000

Board of Directors
PACIFIC COAST APPAREL CO., INC.
50 Ridgecrest Rd.
Kentfield, CA  94904

Gentlemen:

This letter is to confirm our previous discussions with respect to the services we propose to render to Pacific Coast Apparel Co., for the year ended September 30, 1999.

We will audit the balance sheet of Pacific Coast Apparel Co., Inc. as of September 30, 1999, and the related statements of income, members' equity and cash flows for the year then ended. Our audit will be made in accordance with generally accepted auditing standards, and will include such tests of the accounting records and such other auditing procedures, as we consider necessary under the circumstances. Our audit will be made for the purpose of expressing an opinion on the balance sheet as of September 30, 1999, and the related statements of income, members' equity and cash flows for the year then ended. Our report on the financial statements is presently expected to read as follows:

        We have audited the accompanying balance sheets of Pacific Coast Apparel Co., Inc. as of September 30, 1999, and the related statements of income, members' equity and cash flows for the year then ended. These financial statements are the responsibility of the management of Pacific Coast Apparel Co., Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit that includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Coast Apparel Co., Inc. as of September 30, 1999, and the results of its operations and its cash flows for the year ended in conformity with generally accepted accounting principals.

If, in the course of our audit, we discover that there is doubt to whether Pacific Coast Apparel Co., Inc. will continue as a going concern, a paragraph addressing the issue will be added to the Independent Auditor's Report, and the issue will be described in a related footnote. If we discover factors, which would prevent us from expressing an unqualified opinion on these statements, we will discuss alternatives with you and will attempt to arrive at a resolution acceptable to both of us. It is not contemplated that we will make a detailed examination of all transactions, or that we will necessarily discover fraud should any exist.



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PACIFIC COAST APPAREL CO., INC.
April 7, 1999
Page 2

If for any reason we are unable to complete our audit of your financial statements, we will not issue a report on such statement as a result of this engagement.

Our engagement cannot be relied upon to disclose errors, irregularities, or illegal acts, including fraud or defalcations, that may exist.

It is understood that your accounting department will assist us to the extent practicable in the completion of our engagement. They will provide us with detailed trial balances and supporting schedules, as we deem necessary. Furthermore, this engagement is subject to your opinion to furnish complete and adequate information and records on a timely basis as required.

Our fees for all services will be based on our standard rates and will be billed monthly, together with out-of-pocket expenses, as our time is incurred. Such fees and out-of-pocket expenses will be due and payable upon presentation of said monthly bill.

We will release financial information to third parties when we deem it appropriate in our professional discretion.

We will submit an additional engagement letter covering other services to be rendered at such time as a definite understanding has been reached.

If reproduction or publication is intended of the financial statements, or any portion thereof discussed in this letter, it is our policy that all printers' proofs be submitted to us for approval. This requirement also applies to all accompanying material with which such financial data is to appear.

This agreement shall be effective only when signed and dated by you in the place provided for your signature and returned to us. It shall apply only to the services previously described. It may be terminated by either of us upon written notice to the other.

If this letter correctly expressed our mutual understanding, please sign the enclosed copy and return to us.

We wish to express our appreciation for your retaining us as your Certified Public Accountants.

                                          Very truly yours,


                                          SMITH MANDEL & ASSOCIATES, LLP


Accepted: PACIFIC COAST APPAREL CO., INC.

By: /s/ Terry McGovern

Date: 4/10/2000